EXHIBIT 10.1

Execution Version

THREE-YEAR CREDIT AGREEMENT

Dated as of December 17, 2009

Among

HARSCO CORPORATION,

THE LENDERS NAMED HEREIN

and

CITIBANK, N.A.,
as Administrative Agent

____________________________

CITIGROUP GLOBAL MARKETS INC. and
RBS SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I
Definitions

Page
SECTION 1.01. Defined Terms	1
SECTION 1.02. Terms Generally	25
SECTION 1.03. Redenomination of Certain Alternative Currencies	25

ARTICLE II

The Credits

i

ARTICLE III

Representations and Warranties

ARTICLE IV

Conditions of Effectiveness and Lending

SECTION 4.01. Effective Date	59
SECTION 4.02. First Borrowing by Each Approved Borrower	60
SECTION 4.03. All Borrowings	62

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Guarantee

ARTICLE X

Miscellaneous

Schedules and Exhibits

Schedule 1.01	Administrative Agent’s Office
Schedule 2.01	Lenders; Commitments
Schedule 2.21	Approved Borrowers
Schedule 3.11(a)	Material Agreements
Schedule 3.11(b)	Liens
Schedule 3.13	Subsidiaries
Schedule 10.21	Permitted Reorganization
Exhibit A-1	Form of Competitive Bid Request
Exhibit A-2	Form of Notice of Competitive Bid Request
Exhibit A-3	Form of Competitive Bid
Exhibit A-4	Form of Competitive Bid/Accept Reject Letter
Exhibit A-5	Form of Standby Borrowing Request
Exhibit A-6	Form of Interest Election Request
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Mandatory Costs Rate
Exhibit E-1	Form of Opinion of General Counsel
Exhibit E-2	Form of Opinion of Jones, Day, Reavis & Pogue, counsel for the Company
Exhibit F-1	Form of Designation Letter
Exhibit F-2	Form of Termination Letter
Exhibit G	Form of Lender Joinder Agreement
Exhibit H	Form of Subsidiary Guaranty
Exhibit I	Form of Revolving Note
Exhibit J	Form of New Parent Assignment and Assumption Agreement

THREE-YEAR CREDIT AGREEMENT dated as of December 17, 2009 (as amended, restated, supplemented, extended, replaced or otherwise modified from time to time, this “Agreement”) among HARSCO CORPORATION, a Delaware corporation (the “Company”), the lenders listed in Schedule 2.01 hereto (the “Lenders”), and CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, together with any successor Administrative Agent appointed pursuant to Section 8.06, the “Administrative Agent”).

The Company has requested that the Lenders extend credit to the Company in order to enable it to borrow Standby Loans (such term and all other capitalized terms not otherwise defined have the meanings assigned to them in Article I hereof) on a standby revolving credit basis from time to time during the Availability Period in an aggregate principal amount at any time outstanding of up to $570,000,000, which amount may be increased up to $700,000,000 pursuant to Section 2.23 (less the aggregate principal amount of all outstanding Competitive Loans at such time).  The Company has also requested the Lenders to provide a procedure pursuant to which the Company may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Company.  The proceeds of all such borrowings are to be used for general corporate purposes, including commercial paper backstop and/or repayment of the Indebtedness evidenced by the Existing Credit Agreement.  The Lenders are willing to extend such credit to the Company on the terms and subject to the conditions herein set forth.

Accordingly, the Company, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Standby Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Activities” shall have the meaning assigned to such term in Section 8.02(b).

“Adjusted EURIBO Rate” shall mean, with respect to any Eurocurrency Borrowing in Euros, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing in Dollars or any Alternative Currency (other than Euros), for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to any Eurocurrency Borrowing denominated in an Alternative Currency (other than Euros) for any Interest Period, Adjusted LIBO Rate shall mean an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the LIBO Rate for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent’s Office” shall mean the office address, facsimile number, electronic mail address, telephone number and account information set forth on Schedule 1.01 hereto with respect to the Administrative Agent or such other address, facsimile number, electronic mail address, telephone number or account information as shall be designated by the Administrative Agent in a notice to the Company and the Lenders.

“Administrative Fees” shall have the meaning assigned to such term in Section 2.06(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B hereto.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent’s Group” shall have the meaning assigned to such term in Section 8.02(b).

“Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a

Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.  For purposes hereof,  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.  “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.

“Alternative Currency” shall mean Euros and Sterling.

“Alternative Currency Borrowing” shall mean a Borrowing comprised of Alternative Currency Loans.  All Alternative Currency Borrowings shall be Eurocurrency Borrowings.

“Alternative Currency Equivalent” shall mean, with respect to any amount of Dollars on any date in relation to any specified Alternative Currency, the amount of such specified Alternative Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate with respect to Dollars on such date.  The term “Alternative Currency Equivalent” may be preceded by a reference to an Alternative Currency (e.g., “EUR Alternative Currency Equivalent”), in which case the Alternative Currency so referenced shall be the “specified” Alternative Currency.

“Alternative Currency Loan” shall mean any Loan denominated in an Alternative Currency.

“Applicable Margin” shall mean on any date, (A) with respect to ABR Loans, the greater of (i) zero and (ii) the difference between (x) the amount of basis points per annum calculated as set forth in the table below under the heading “Applicable Margin”, based upon the ratings applicable on such date to the Company’s Index Debt, and (y) 100 basis points per annum and (B) with respect to Eurocurrency Loans the greater of (i) the amount of basis points per annum as set forth in the table below under the heading “Applicable Margin Floor”, and (ii) the amount of basis points per annum calculated as set forth in the table below under the heading “Applicable Margin”, in each case, based upon the ratings applicable on such date to the Company’s Index Debt:

	Applicable Margin (basis points per annum)	Applicable Margin Floor (basis points per annum)
Category 1 A+ or higher by S&P; Al or higher by Moody’s	75% of Markit Index	125.0
Category 2 A by S&P; A2 by Moody’s	85% of Markit Index	125.0
Category 3 A- by S&P; A3 by Moody’s	100% of Markit Index	150.0
Category 4 BBB+ by S&P; Baal by Moody’s	125% of Markit Index	175.0
Category 5 BBB or lower by S&P; Baa2 or lower by Moody’s	150% of Markit Index	200.0

For purposes of determining the Applicable Margin, (a) if either Moody’s or S&P shall not have in effect a rating for Index Debt (other than because such rating agency shall no longer be in the business of rating corporate debt obligations), then such rating agency will be deemed to have established a rating for Index Debt in Category 5; (b) if the ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Applicable Margin shall be determined by reference to the higher (or numerically lower) Category unless one of the ratings is two or more Categories lower (or numerically higher) than the other, in which case the Applicable Margin shall be determined by reference to the Category next below that of the higher (or numerically lower) of the two ratings; and (c) if any rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be effective as of the date on which such change is first announced by the rating agency making such change.  Each change in the Applicable Margin shall apply to all Eurocurrency Loans and ABR Loans that are outstanding at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of either Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the nonavailability of ratings from such rating agency.

“Applicable Percentage” shall mean, with respect to any Lender at any time, the percentage of the Total Commitment represented by such Lender’s Commitment at such time.

“Approved Borrower” shall mean any wholly owned Subsidiary of the Company as to which a Designation Letter shall have been delivered to the Administrative Agent in accordance with Section 2.21 hereof and as to which a Termination Letter shall not have been delivered to the Administrative Agent.

“Assigned Dollar Value” shall mean, in respect of any Borrowing denominated in an Alternative Currency, the Dollar Equivalent thereof determined based upon the applicable Spot Exchange Rate as of the Denomination Date for such Borrowing.  In the event that any Borrowing denominated in an Alternative Currency shall be prepaid in part, the Assigned Dollar Value of such Borrowing shall be allocated ratably to the prepaid portion of such Borrowing and the portion of such Borrowing remaining outstanding.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit C hereto, or such other form as shall be approved by the Administrative Agent.

“Availability Period” shall mean the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of the Commitments.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” shall mean the Company and each Approved Borrower.

“Borrowing” shall mean a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03).

“Borrowing Minimum” shall mean (a) in the case of a Borrowing denominated in Dollars, $5,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, 5,000,000 units (or, in the case of Sterling, 2,500,000 units) of such currency.

“Borrowing Multiple” shall mean (a) in the case of a Borrowing denominated in Dollars, $1,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, 1,000,000 units (or, in the case of Sterling, 500,000 units) of such currency.

“Borrowing Request” shall mean a Standby Borrowing Request or a Competitive Bid Request.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, and (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) a majority of the seats (other than vacant seats) on the board of directors of the Company shall at any time have been occupied by persons who were neither (i) nominated by the board of directors of the Company, nor (ii) appointed by directors so nominated; or (c) any person or group shall otherwise directly or indirectly Control the Company; provided, however, that a Permitted Reorganization shall not constitute a Change in Control.

“Citigroup Parties” shall have the meaning assigned to such term in Section 10.01(h).

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender hereunder as set forth in Schedule 2.01 hereto, as such Lender’s Commitment may be permanently terminated, reduced or increased from time to time pursuant to Section 2.11, Section 2.23 or Section 10.04.

“Committed Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Standby Loans of such Lender denominated in Dollars, plus (b) the Assigned Dollar Value at such time of the aggregate principal amount at such time of all outstanding Standby Loans of such Lender that are Alternative Currency Loans.

“Commitment Date” shall have the meaning assigned to such term in Section 2.23(b).

“Commitment Fee” shall have the meaning assigned to such term in Section 2.06(a).

“Commitment Fee Percentage” shall mean on any date, the applicable percentage set forth below based upon the ratings applicable on such date to the Company’s Index Debt:

Commitment Fee Percentage
Category 1 A+ or higher by S&P; A1 or higher by Moody’s	0.150%
Category 2 A by S&P; A2 by Moody’s	0.200%
Category 3 A- by S&P; A3 by Moody’s	0.275%
Category 4 BBB+ by S&P; Baal by Moody’s	0.375%
Category 5 BBB or lower by S&P; Baa2 or lower by Moody’s	0.500%

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for Index Debt (other than because such rating agency shall no longer be in the business of rating corporate debt obligations), then such rating agency will be deemed to have established a rating for Index Debt in Category 5; (b) if the ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Commitment Fee Percentage shall be determined by reference to the higher (or numerically lower) Category unless one of the ratings is two or more categories lower (or numerically higher) than the other, in which case the Commitment Fee Percentage shall be determined by reference to the Category next below that of the higher (or numerically lower) of the two ratings; and (c) if any rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be effective as of the date on which such change is first announced by the rating agency making such change.  Each change in the Commitment Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of either Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency.

“Communications” shall have the meaning assigned to such term in Section 10.01(c).

“Company” shall have the meaning assigned to such term in the preamble to this Agreement.

“Competitive Bid” shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

“Competitive Bid Accept/Reject Letter” shall mean a notification made by a Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4 hereto.

“Competitive Bid Rate” shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.03(b), (i) in the case of a Eurocurrency Loan, the Competitive Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

“Competitive Bid Request” shall mean a request made pursuant to Section 2.03 in the form of Exhibit A-l hereto.

“Competitive Borrowing” shall mean a borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by a Borrower under the bidding procedure described in Section 2.03.

“Competitive Loan” shall mean a loan from a Lender to a Borrower pursuant to the bidding procedure described in Section 2.03.  Each Competitive Loan shall be a Eurocurrency Competitive Loan or a Fixed Rate Loan.

“Competitive Margin” shall mean, as to any Eurocurrency Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from, in the case of Eurocurrency Competitive Loans denominated in Dollars or any Alternative Currency (other than Euros), the LIBO Rate and, in the case of Eurocurrency Competitive Loans denominated in Euros, the

 EURIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

“Consolidated Tangible Assets” shall mean Tangible Assets of the Company and its consolidated subsidiaries determined on a consolidated basis in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, a Lender (i) that has failed for three or more Business Days to comply with its obligations under this Agreement to make a Standby Loan (a “funding obligation”), (ii) that has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, (iii) that has, for five or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder; provided that a Lender shall cease to be a Defaulting Lender under this clause (iii) upon receipt of such confirmation by the Administrative Agent, or (iv) as to which a Lender Insolvency Event has occurred and is continuing.

“Denomination Date” shall mean at anytime, in relation to any Alternative Currency Borrowing, the date that is two Business Days before the later of (a) the date such Borrowing is made and (b) the date of the most recent conversion or continuation of such Borrowing pursuant to Section 2.05.

“Designation Letter” shall have the meaning assigned to such term in Section 2.21.

“Dollar Equivalent” shall mean, with respect to an amount of any Alternative Currency on any date, the amount of Dollars that may be purchased with such amount of such Alternative Currency at the Spot Exchange Rate with respect to such Alternative Currency on such date.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean any Subsidiary organized or incorporated under the laws of one of the States of the United States of America, the laws of the District of Columbia or the Federal laws of the United States of America.

“Effective Date” shall mean the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.08).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or release of Hazardous Materials or to health and safety matters.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Company is a member and which is treated as a single employer under Section 414 of the Code.

“EURIBO Rate” shall mean, with respect to any Eurocurrency Borrowing in Euros for any Interest Period, (i) the interest rate per annum for deposits in Euros which appears on Reuters Screen EURIBOR01 Page (or any successor page) as of 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period or, if such a rate does not appear on such rate page, (ii) an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which deposits in Euros approximately equal in principal amount to the Loan of the Administrative Agent, in its capacity as a Lender (or, if the Administrative Agent is not a Lender in respect of such

Borrowing, then the Loan of the Lender in respect of such Borrowing with the greatest Loan amount), included in such Eurocurrency Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the European interbank market for Euros at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period.

“Euro” means the single currency of the European Union as constituted by the treaty on European Union.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Competitive Borrowing” shall mean a Competitive Borrowing comprised of Eurocurrency Competitive Loans.

“Eurocurrency Competitive Loan” shall mean any Competitive Loan bearing interest at a rate determined by reference to, in the case of  Eurocurrency Competitive Loan denominated in Dollars or any Alternative Currency (other than Euros), the LIBO Rate and, in the case of Eurocurrency Competitive Loans denominated in Euros, the EURIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Loan” shall mean any Eurocurrency Competitive Loan or Eurocurrency Standby Loan.

“Eurocurrency Standby Borrowing” shall mean a Standby Borrowing comprised of Eurocurrency Standby Loans.

“Eurocurrency Standby Loan” shall mean any Standby Loan bearing interest at a rate determined by reference to, in the case of  Eurocurrency Competitive Loans denominated in Dollars or any Alternative Currency (other than Euros), the LIBO Rate and, in the case of Eurocurrency Competitive Loans denominated in Euros, the EURIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Existing Credit Agreement” means that certain Five-Year Credit Agreement dated as of November 23, 2005 among the Company, the lenders named therein, and JP Morgan Chase Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified.

“Fees” shall mean the Administrative Fees and the Commitment Fee.

“Financial Officer” of any corporation shall mean the Chief Financial Officer, principal accounting officer, Treasurer or Controller of such corporation.

“Fixed Rate” shall mean, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

“Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Loans.

“Fixed Rate Loan” shall mean any Competitive Loan bearing interest at a Fixed Rate.

“GAAP” shall mean United States generally accepted accounting principles, applied on a basis consistent with the most recent financial statements referred to in Section 3.02.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor” shall mean the Company in its capacity as the guarantor under Section 9.01.

“Hazardous Materials” shall mean (A) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances; or (B) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Increase Date” shall have the meaning assigned to such term in Section 2.23(a).

“Increasing Lender” shall have the meaning assigned to such term in Section 2.23(b).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements valued as determined in accordance with GAAP and (j) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances; provided, however, that Indebtedness shall not include trade accounts payable in the ordinary course of business.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Index Debt” shall mean, for any Person, senior, unsecured, long-term indebtedness for borrowed money of such Person that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” shall have the meaning assigned to such term in Section 10.19.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Standby Borrowing in accordance with Section 2.05.

“Interest Payment Date” shall mean, with respect to any Loan, the last day of each Interest Period applicable thereto and, in the case of a Eurocurrency Loan with an Interest Period of more than three months’ duration or a Fixed Rate Loan with an Interest Period of more than 90 days’ duration, each day that would have been an Interest Payment Date for such

Loan had successive Interest Periods of three months’ duration or 90 days duration, as the case may be, been applicable to such Loan and, in addition, any date on which such Loan shall be prepaid.

“Interest Period” shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the applicable Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earlier of (i) the next succeeding day which shall be the last day of any March, June, September or December and (ii) the Termination Date and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurocurrency Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Standby Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its assets to be, insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has indicated its consent to or acquiescence in any such proceeding or appointment; provided, that a Lender Insolvency Event shall not have occurred with respect to a Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company or the exercise of control over a Lender or its Parent Company by a Governmental Authority or an instrumentality thereof.

“Lenders” shall have the meaning assigned to such term in the preamble to this Agreement.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing in Dollars or any Alternative Currency (other than Euros) for any Interest Period, (i) the interest rate per annum for deposits for a maturity most nearly comparable to such Interest Period in the currency in which such Borrowing is denominated which appears on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m., London time, on the Quotation Day for such Interest Period or, if such a rate does not appear on the Bloomberg’s British Banker’s Association rate page, (ii) an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which deposits in the currency in which such Borrowing is denominated approximately equal in principal amount to the Loan of the Administrative Agent, in its capacity as a Lender (or, if the Administrative Agent is not a Lender in respect of such Borrowing, then the Loan of the Lender in respect of such Borrowing with the greatest Loan amount), included in such Eurocurrency Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” shall mean with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall mean any Competitive Loan or Standby Loan.

“Loan Documents” shall mean (i) this Agreement, (ii) the Fee Letter dated November 11, 2009 among Citigroup Global Markets Inc., RBS Securities Inc., The Royal Bank of Scotland plc and the Company, (iii) the Agent Fee Letter dated November 11, 2009 between Citigroup Global Markets Inc. and the Company, (iv) each Revolving Note, and (v) to the extent executed and delivered pursuant to Schedule 10.21 hereto, the New Parent Assignment and Assumption Agreement and the Subsidiary Guaranty.

“Margin Stock” shall have the meaning given such term under Regulation U.

“Markit Index” shall mean, at any date of determination, the Markit CDX.NA.IG Series 11 or any successor series (5 Year Period) as available on such date to the applicable office of the Administrative Agent.  If the Markit Index is unavailable as of the date any determination of the

Applicable Margin is to occur, the Company and the Lenders will negotiate in good faith to agree on an alternative method for establishing the Applicable Margin for any affected Borrowing.  Until the earlier of (i) the time at which such an alternative method is agreed upon or (ii) thirty days after the date on which the Markit Index became unavailable (such thirty-day period, the “Negotiation Period”), the interest payable per annum with respect to Eurocurrency Standby Loans and ABR Loans (to the extent the Applicable Margin thereon is greater than zero) in such Borrowing will be based upon the Applicable Margin calculated using the last available quote of the Markit Index.  If no such alternative method is agreed upon during the Negotiation Period, Eurocurrency Standby Loans will convert to ABR Loans on the last day of the applicable Interest Period and the interest rate per annum will be the Alternate Base Rate plus the Applicable Margin calculated using the last available quote of the Markit Index.

“Material Adverse Change” or “Material Adverse Effect” shall mean (a) a materially adverse change in, or a materially adverse effect on, the business, assets, operations, performance or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole or (b) a material impairment of the ability of the Company, any Approved Borrower or any Material Subsidiary to perform any of its respective obligations under any Loan Document to which it is or becomes a party.

“Material Subsidiary” means any Subsidiary (a) the consolidated assets of which equal 5% or more of the consolidated assets of the Borrower and the Subsidiaries as of the last day of the most recent fiscal quarter of the Borrower or (b) the consolidated revenues of which equal 5% or more of the consolidated revenues of the Borrower and the Subsidiaries for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered under Section 5.04 (or, prior to the delivery of any such financial statements, for the period of four consecutive fiscal quarters ended September 30, 2009); provided that if at the end of the most recent fiscal quarter or for the most recent period of four consecutive fiscal quarters the consolidated assets or consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated assets or 10% of the consolidated revenues of the Borrower and the Subsidiaries, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated assets until such excess shall have been eliminated.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA

Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Worth” shall mean, as at any date, the sum for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of the following:

(a)  the amount of common stock; plus

(b)  the amount of any preferred stock that does not have any requirement for the Company to purchase, redeem, retire or otherwise acquire the same; plus

(c)  the amount of additional paid-in capital and retained earnings (or, in the case of an additional paid-in capital or retained earnings deficit, minus the amount of such deficit); plus

(d)  cumulative translation adjustments (or, in the case of negative adjustments, minus the amount of such adjustments); plus

(e)  cumulative pension liability adjustments (or, in the case of negative adjustments, minus the amount of such adjustments); minus

(f)  the cost of treasury stock; plus

(g)  the amount of unrealized gain from cash flow hedges (or, in the case of losses, minus the amount of unrealized losses); plus

(h)  the amount of unrealized gain from marketable securities (or, in the case of losses, minus the amount of unrealized losses); plus

(i)  the amount of non-controlling interests.

“New Lender” shall have the meaning assigned to such term in Section 2.23(d).

“New Parent” shall have the meaning assigned to such term in Schedule 10.21 hereto.

“New Parent Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement in the form of Exhibit J hereto.

“Obligation Currency” shall have the meaning assigned to such term in Section 10.13.

“Operating Subsidiary” shall mean, at any time, each Domestic Subsidiary of the New Parent at such time that is not a Special Purpose Entity.

“Other Taxes” shall have the meaning assigned to such term in Section 2.19(b).

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board), if any, of such Lender, and/or any person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Investments” shall mean (i) securities issued directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), (ii) Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender or (y) any bank whose short-term commercial paper rating from S&P is at least investment grade or the equivalent thereof (any such bank, an “Approved Lender”), (iii) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least investment grade or the equivalent thereof, (iv) investment grade bonds and preferred stock of investment grade companies, including municipal bonds, corporate bonds, and treasury bonds, (v) foreign investments that are of similar type of, and that have a rating comparable to, any of the investments referred to in the preceding clauses (i) through (iv) above, (vi) investments in money market funds substantially all of the assets of which are comprised of securities of the types described in clauses (i) through (v) above, and (vii) other securities and financial instruments which offer a security comparable to those listed above.

“Permitted Reorganization” shall have the meaning assigned to such term in Schedule 10.21 hereto.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for current or former employees, or any beneficiary thereof, of the Company or any ERISA Affiliate.

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Proposed Increase Amount” shall have the meaning assigned to such term in Section 2.23(b).

“Public Lender” shall have the meaning assigned to such term in Section 10.01(e).

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day that is two Business Days prior to the first day of such Interest Period.

“Register” shall have the meaning given such term in Section 10.04(d).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

“Requested Commitment Increase” shall have the meaning assigned to such term in Section 2.23(a).

“Required Lenders” shall mean, at any time, Lenders having Commitments representing a majority of the Total Commitment or, for purposes of acceleration pursuant to clause (ii) of Article VII or after the termination of the Commitments, Lenders holding Standby Loans representing a majority of the aggregate principal amount of the Standby Loans outstanding.  For purposes of determining the Required Lenders, any Standby Loans denominated in an Alternative Currency shall be translated into Dollars at the Spot Exchange Rate in effect on the applicable Denomination Date.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Revolving Note”  shall mean a promissory note substantially in the form of Exhibit I hereto made by one or more Borrowers in favor of a Lender, to the extent requested by such Lender pursuant to Section 2.24.

“S&P” shall mean Standard & Poor’s Ratings Services, a Division of the McGraw-Hill Companies Inc.

“Special Purpose Entity” shall mean a person formed for a specific purpose or objective or for a specific transaction or specific type of transaction (e.g., a finance subsidiary or a subsidiary whose only asset is intellectual property); provided that a holding company shall not constitute a Special Purpose Entity.

“Spot Exchange Rate” shall mean, on any day, (a) with respect to any Alternative Currency, the spot rate at which Dollars are offered on such day by Citibank, N.A., as Administrative Agent, for such Alternative Currency, and (b) with respect to Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such day by Citibank, N.A., as Administrative Agent, for Dollars.  For purposes of determining the Spot Exchange Rate in connection with an Alternative Currency Borrowing, such Spot Exchange Rate shall be determined as of the Denomination Date for such Borrowing with respect to transactions in the applicable Alternative Currency that will settle on the date of such Borrowing, and, upon the Company’s request, the Administrative Agent shall inform the Company of such Spot Exchange Rate.

“Standby Borrowing” shall mean a borrowing consisting of simultaneous Standby Loans from each of the Lenders.

“Standby Borrowing Request” shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5 hereto.

“Standby Loan” shall mean a revolving loan made by a Lender pursuant to Section 2.04.  Each Standby Loan shall be a Eurocurrency Standby Loan or an ABR Loan.

“Statutory Reserve Rate” shall mean, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to Regulation D.  Eurocurrency Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “GBP” shall mean lawful money of the United Kingdom.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Company.

“Subsidiary Consolidated Indebtedness” shall mean Subsidiary Debt of the Company’s consolidated subsidiaries determined on a consolidated basis in accordance with GAAP.

“Subsidiary Debt” shall mean, with respect to the Company’s consolidated subsidiaries, at any time and without duplication, the aggregate outstanding principal amount of all Indebtedness of such consolidated subsidiaries at such time described in clauses (a), (b), (c), (g) and (h) of the definition of the term “Indebtedness”, other than:

(i)           Indebtedness owed by Subsidiaries to the Company or to other Subsidiaries;

(ii)           Indebtedness in respect of that certain Credit Agreement dated as of December 15, 2000 between Harsco Investment Limited and Harsco Finance BV, as borrowers, and The National Westminster Bank plc, as the same has been amended and is in effect on the Effective Date;

(iii)           Indebtedness of Harsco Finance BV or Harsco International Finance BV, so long as (A) such persons are Subsidiaries whose sole purposes are to (x) finance the non-U.S. operations of the Company and/or Subsidiaries through intercompany loans and/or (y) provide financing to the Company and/or (z) provide cash management and related intercompany services to the Company and/or Subsidiaries, and (B) such persons neither acquire nor maintain any assets other than (x) intercompany accounts receivable and notes receivable, (y) cash, cash equivalents (as determined in accordance with GAAP) and Permitted Investments acquired or maintained solely as a result of their provision, if any, of cash management services, and (z) equity investments in wholly-owned Subsidiaries that are themselves Special Purpose Entities;

(iv)          Indebtedness incurred after the Effective Date in connection with the acquisition of a person or property as long as such Indebtedness existed prior to such acquisition and was not created in anticipation thereof;

(v)           Indebtedness (including Indebtedness which constitutes Capital Lease Obligations) incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset plus related transaction costs;

(vi)          Guarantees of Subsidiary Consolidated Indebtedness; or

(vii)         any refunding or refinancing of any Indebtedness described in any of clauses (i) through (v) above, so long as such refunding or refinancing does not increase the principal amount thereof.

“Subsidiary Guarantor” shall mean, on and after the date on which the Subsidiary Guaranty is required to be delivered pursuant to Schedule 10.21 hereto, each Operating Subsidiary.

“Subsidiary Guaranty” shall mean an unconditional guarantee by each Subsidiary Guarantor of the obligations of the New Parent and the other Borrowers under this Agreement and the other Loan Documents in substantially the form of Exhibit H hereto.

“Tangible Assets” shall mean, with respect to any person at any time, the total assets of such person at such time after deducting (a) goodwill and (b) intangible assets.

“Taxes” shall have the meaning assigned to such term in Section 2.19(a).

“Termination Date” shall mean December 17, 2012.

“Termination Letter” shall have the meaning assigned to such term in Section 2.21.

“Total Capital” shall mean, at any time, Net Worth plus Total Debt.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.  As of the Effective Date, the Total Commitment shall equal $570,000,000.

“Total Debt” shall mean, at any time, the aggregate outstanding principal amount of all Indebtedness of the Company and its Subsidiaries at such time (other than Indebtedness described in clause (i) or (j) of the definition of the term “Indebtedness”) determined on a consolidated basis (without duplication) in accordance with GAAP; provided that the term “Total Debt” shall include any preferred stock that provides for the mandatory purchase, retirement, redemption or other acquisition of the same by the Company or any Subsidiary (other than preferred stock held by the Company or any Subsidiary).

“Transactions” shall mean the execution, delivery and performance by the Company of this Agreement, the execution and delivery by the Company and the Approved Borrowers of each Designation Letter, the borrowing of Loans and the use of the proceeds thereof, and in connection with a Permitted Reorganization, the execution and delivery of the New Parent Assignment and Assumption Agreement and the Subsidiary Guaranty.

“Transferee” shall have the meaning assigned to such term in Section 2.19(a).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined and the currency in which such Loan or the Loans comprising such Borrowings are denominated.  For purposes hereof, “rate” shall include the LIBO Rate, the Alternate Base Rate and the Fixed Rate, and “currency” shall include Dollars and any Alternative Currency permitted hereunder.

“United States” or “U.S.” shall mean the United States of America.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.  If any change in the accounting principles used in the preparation of the consolidated financial statements of the Company referred to in Section 5.04(a) or (b) is hereafter required by the rules, regulations, pronouncements and opinions contained in the Financial Accounting Standards Board Codification, and such change is adopted by the Company with the agreement of the Company’s accountants and results in a change in any of the calculations required by Section 6.06 or 6.07 (or the related defined terms) that would not have resulted had such accounting change not occurred, then, to the extent a reconciliation of such change is not reflected by the Company in its consolidated financial statements so as to reflect what the applicable calculation would have been had such change not occurred, the Company shall provide such reconciliation in the compliance certificate to be delivered pursuant to Section 5.04(c) for so long as such accounting change remains in effect.

SECTION 1.03. Redenomination of Certain Alternative Currencies.  (a)  Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent in consultation with the Company may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

ARTICLE II

The Credits

SECTION 2.01. Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Standby Loans to the Borrowers from time to time during the Availability Period, in Dollars or one or more Alternative Currencies (as specified in the Borrowing Requests with respect thereto), in an aggregate principal amount at any time outstanding that will not result in such Lender’s Committed Credit Exposure exceeding such Lender’s Commitment, subject, however, to the conditions that (i) at no time shall (A) the sum of (I) the aggregate Committed Credit Exposure of all the Lenders, plus (II) the outstanding aggregate principal amount or Assigned Dollar Value of all Competitive Loans made by all Lenders, exceed (B) the Total Commitment and (ii) at all times the outstanding aggregate principal amount of all Standby Loans made by each Lender shall equal such Lender’s Applicable Percentage of the outstanding aggregate principal amount of all Standby Loans made pursuant to Section 2.04.  Each Lender’s Commitment is set forth opposite its name in Schedule 2.01 hereto.  Such Commitments may be terminated, reduced or increased from time to time pursuant to Section 2.11, Section 2.23 or Section 10.04.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, pay or prepay and reborrow Standby Loans.

SECTION 2.02. Loans.  (a) Each Standby Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Standby Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03.  The Competitive Loans and Standby Loans comprising any Borrowing shall be in (i) an aggregate principal amount which is not less than the Borrowing Minimum and an integral multiple of the Borrowing Multiple or (ii) an aggregate principal amount equal to the remaining balance of the available applicable Commitments.

(b) Each Competitive Borrowing shall be comprised entirely of Eurocurrency Competitive Loans or Fixed Rate Loans, and each Standby Borrowing shall be comprised entirely of Eurocurrency Standby Loans or ABR Loans, as the Borrowers may request pursuant to Section 2.03 or 2.04, as applicable.  Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that none of the Borrowers shall be entitled to request any Borrowing which, if made, would result in an aggregate of more than ten separate Standby Loans of any Lender being outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods or denominated in different currencies, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer to such account as the Administrative Agent may designate in federal funds (in the case of any Loan denominated in Dollars) or such other immediately available funds as may then be customary for the settlement of international transactions in the relevant currency not later than 11:00 a.m., New York City time, in the case of fundings to an account in New York City, or 11:00 a.m., local time, in the case of fundings to an account(s) in another jurisdiction, and the Administrative Agent shall by 12:00 (noon), New York City time, in the case of fundings to (an) account(s) in New York City, or 12:00 (noon), local time, in the case of fundings to an account(s) in another jurisdiction, credit the amounts so received to an account(s) designated by the applicable Borrower in the applicable Borrowing Request, which account(s) must be in the country of the currency of the Loan (it being understood that the funding may be for the credit of an account outside such country) or in a country that is a member of the European Union, in the case of Borrowings denominated in Euros, or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.  Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted and Standby Loans shall be made by the Lenders pro rata in accordance with Section 2.16.  Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount in the required currency.  If the Administrative Agent shall have so made funds available then to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the

Administrative Agent forthwith on demand such corresponding amount together with interest thereon in such currency, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d) Notwithstanding any other provision of this Agreement, none of the Borrowers shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

SECTION 2.03. Competitive Bid Procedure.  (a)  In order to request Competitive Bids, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-l hereto, to be received by the Administrative Agent (i) in the case of a Eurocurrency Competitive Borrowing, not later than 11:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing.  No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request.  A Competitive Bid Request that does not conform substantially to the format of Exhibit A-l hereto may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the applicable Borrower of such rejection by telecopier.  Such request shall in each case refer to this Agreement and specify (A) whether the Borrowing then being requested is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing, (B) the date of such Borrowing (which shall be a Business Day), (C) the aggregate principal amount of such Borrowing, (D) the currency of such Borrowing and (E) the Interest Period with respect thereto (which may not end after the Termination Date).  If no election as to the currency of Borrowing is specified in any Competitive Bid Request, then the applicable Borrower shall be deemed to have requested Borrowings in Dollars.  Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier (in the form set forth in Exhibit A-2 hereto) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.

(b) Each Lender may, in its sole discretion, make one or more Competitive Bids to a Borrower responsive to a Competitive Bid Request.  Each Competitive Bid by a Lender must be received by the Administrative Agent via telecopier, in the form of Exhibit A-3 hereto, (i) in the case of a Eurocurrency Competitive Borrowing not later than 11:00 a.m., New York City time,  three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the day of a proposed Competitive Borrowing.  Multiple bids will be accepted by the Administrative Agent.  Competitive Bids that do not conform substantially to the format of Exhibit A-3 hereto may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the applicable Borrower, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable.  Each Competitive Bid shall refer to this Agreement and specify (A) the principal amount (which (x) shall be in a minimum principal amount of the Borrowing Minimum and in an integral multiple of the Borrowing Multiple, (y) shall be expressed in Dollars or, in the case of an Alternative Currency Borrowing, in both the Alternative Currency and the Assigned Dollar Value thereof and (z) may equal the entire principal amount of the Competitive Borrowing requested by the applicable Borrower) of the Competitive Loan or Loans that the Lender is willing to make to the applicable Borrower, (B) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (C) the Interest Period and the last day thereof.  If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by telecopier (I) in the case of Eurocurrency Competitive Loans, not later than 11:00 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 11:00 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing.  A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

(c) The Administrative Agent shall promptly notify the applicable Borrower by telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid.  The Administrative Agent shall send a copy of all Competitive Bids to the applicable Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.

(d) The applicable Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above.  The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above, (x) in the case of a Eurocurrency Competitive Borrowing, not later than 11:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 11:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that (i) the failure by the applicable Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) such Borrower shall not accept a bid made at a particular Competitive Bid Rate if such Borrower has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if such Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by such Borrower to exceed the amount specified in the Competitive Bid Request, then such Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in (x) a minimum principal amount of the Borrowing Minimum and an integral multiple of the Borrowing Multiple or (y) an aggregate principal amount equal to the remaining balance of the available applicable Commitments; provided further, however, that if a Competitive Loan must be in an amount less than the Borrowing Minimum because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of 1,000,000 units (or, in the case of Sterling, 500,000 units) of the applicable currency or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of 1,000,000 units (or, in the case of Sterling, 500,000 units) of the applicable currency in a manner which shall be in the discretion of the applicable Borrower.  A notice given by the applicable Borrower pursuant to this paragraph (d) shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Administrative Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

(f) A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request.

(g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the applicable Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.

(h) All notices required by this Section 2.03 shall be given in accordance with Section 10.01.

SECTION 2.04. Standby Borrowing Procedure.  In order to request a Standby Borrowing, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Standby Borrowing Request in the form of Exhibit A-5 hereto, to be received by the Administrative Agent (a) in the case of a Eurocurrency Standby Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed borrowing and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed borrowing.  No Fixed Rate Loan shall be requested or made pursuant to a Standby Borrowing Request.  Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurocurrency Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day), (iii) the aggregate principal amount of the Borrowing (which shall be in a minimum principal amount of the Borrowing Minimum and in an integral multiple of the Borrowing Multiple), (iv) the currency of such Borrowing (which, in the case of an ABR Borrowing, shall be Dollars) and (v) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto.  If no election as to the currency of Borrowing is specified in any Standby Borrowing Request, then the applicable Borrower shall be deemed to have requested Borrowings in Dollars.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing if denominated in Dollars or a Eurocurrency Borrowing if denominated in an Alternative Currency.  If no Interest Period with respect to any Eurocurrency Borrowing is specified, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.04 (and the contents thereof), of each Lender’s portion of the requested Borrowing and, in the case of an Alternative Currency Borrowing, of the Dollar Equivalent of the Alternative Currency amount specified in the applicable Standby Borrowing Request and the Spot Exchange Rate utilized to determine such Dollar Equivalent.  If the Dollar Equivalent of a Lender’s portion of any such Borrowing would exceed such Lender’s remaining available applicable Commitment, then such Lender’s portion of such Borrowing shall be reduced to the Alternative Currency Equivalent of such Lender’s remaining available Commitment.

SECTION 2.05. Interest Elections.  (a)  Each Standby Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Standby Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Standby Borrowing, may elect Interest Periods therefor, all as provided in this Section.  Such Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone or by telecopy by the time that a Borrowing Request would be required under Section 2.04 if such Borrower were requesting a Standby Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit A-6 hereto.  Notwithstanding any other provision of this Section, the Borrower shall not be permitted to (i) change the currency of any Borrowing or (ii) elect an Interest Period for Eurocurrency Loans that would end after the Termination Date.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (e) of this Section:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Borrowing denominated in Dollars, be converted to an ABR Borrowing and (ii) in the case of any other Eurocurrency Borrowing, continue as a Eurocurrency Borrowing in the same currency and with an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Standby Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Fees.  (a)  The Company agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 and on the Termination Date and any other date on which the Loans of such Lender shall be repaid (or on the date of termination of such Lender’s Commitment if such Lender has no Standby Loans outstanding after such date), a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Percentage of the daily average amount of the unused Commitment of such Lender (whether or not the conditions set forth in Section 4.01 shall have been satisfied), during the preceding quarter (or shorter period commencing with the date hereof or ending with the date on which the Commitment of such Lender shall be terminated).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the Commitment of such Lender is terminated.  Anything herein to the contrary notwithstanding, during such period that a Lender is a Defaulting Lender, such Defaulting

Lender will not be entitled to any Commitment Fees accruing during such period (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees).

(b) The Company agrees to pay the Administrative Agent, for its own account, the fees set forth in the Agent Fee Letter dated November 11, 2009, between Citigroup Global Markets Inc. and the Company (the “Administrative Fees”) at the times and in the amounts set forth therein.

(c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.07. Repayment of Loans.  (a)  Each Borrower agrees to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of (i) each Standby Loan of such Lender on the Termination Date and (ii) each Competitive Loan of such Lender on the last day of the Interest Period applicable to such Loan.  Each Loan shall bear interest from the date of the Borrowing of which such Loan is a part on the outstanding principal balance thereof as set forth in Section 2.08.

(b) Each Lender shall, and is hereby authorized by the Borrowers to, maintain, in accordance with its usual practice, records evidencing the indebtedness of each Borrower to such Lender hereunder from time to time, including the date, amount, currency and Type of and the Interest Period applicable to each Loan made by such Lender from time to time and the amounts of principal and interest paid to such Lender from time to time in respect of each such Loan.

(c) The entries made in the records maintained pursuant to paragraph (b) of this Section 2.07 and in the Register maintained by the Administrative Agent pursuant to Section 10.04(d) shall be prima facie evidence of the existence and amounts of the obligations of each Borrower to which such entries relate; provided, however, that the failure of any Lender or the Administrative Agent to maintain or to make any entry in such records or the Register, as applicable, or any error therein shall not in any manner affect the obligation of any Borrower to repay any Loans in accordance with the terms of this Agreement.

SECTION 2.08. Interest on Loans.  (a)  Subject to the provisions of Section 2.09, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days, at a rate per annum equal to (i) in the case of each Eurocurrency Standby Loan in Dollars or any Alternative Currency (other than Euros), the Adjusted LIBO Rate for the Interest Period in effect for the Borrowing of which such Loan is part plus the Applicable Margin from time to time in effect, (ii) in the case of each Eurocurrency Standby Loan in Euros, the Adjusted EURIBO Rate for the Interest Period in effect for the Borrowing of which such Loan is part plus the Applicable Margin from time to time in effect, (iii) in the case of each Eurocurrency Competitive Loan denominated in Dollars or any Alternative Currency (other than Euros), the LIBO Rate for the Interest Period in effect for the Borrowing of which such Loan is a part plus the Competitive Margin offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03 and (iv) in the case of each Eurocurrency Competitive Loan denominated in Euros, the EURIBO Rate for the Interest Period in effect for the Borrowing of which such Loan is a part plus the Competitive Margin offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.

(b) Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as appropriate, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin from time to time in effect with respect to ABR Loans.

(c) Subject to the provisions of Section 2.09, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.

(d) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement.  In the event of any conversion of any Eurocurrency Standby Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  The applicable LIBO Rate, EURIBO Rate or Alternate Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.09. Default Interest.  If any Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, such Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum

(computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate plus 2% per annum (or, in the case of the principal of any Loan, if higher, the rate of interest otherwise applicable, or most recently applicable, to such Loan hereunder plus 2% per annum).

SECTION 2.10. Alternate Rate of Interest.  (a) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Type the Administrative Agent shall have determined that Dollar deposits or deposits in the Alternative Currency in which such Borrowing is to be denominated in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that reasonable means do not exist for ascertaining the LIBO Rate or EURIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the applicable Borrower and the Lenders and, until the Administrative Agent shall have advised the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by a Borrower for a Eurocurrency Competitive Borrowing pursuant to Section 2.03 shall be of no force or effect and shall be denied by the Administrative Agent, (ii) any request by a Borrower for a Eurocurrency Standby Borrowing of the affected Type or in the affected currency shall be deemed to be a request for an ABR Borrowing denominated in Dollars and (iii) any Interest Election Request that requests the conversion of any Standby Borrowing to, or continuation of any Standby Borrowing as, a Eurocurrency Borrowing shall be ineffective, and unless repaid such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, as an ABR Borrowing, or (B) if such Borrowing is denominated in any Alternative Currency, as a Borrowing bearing interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to the affected Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period plus the Applicable Margin.

(b) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Type the Administrative Agent shall have been advised by the Required Lenders that the rates at which Dollar deposits or deposits in the Alternative Currency in which such Borrowing is to be denominated in the principal amounts of the Loans comprising such Borrowing are being offered will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurocurrency Loans during such Interest Period, the Administrative Agent, may in consultation with the affected Lenders, give written or telecopy notice of such determination to the

Company, the applicable Borrower and the Lenders and until the Administrative Agent shall have advised the Company, the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by a Borrower for a Eurocurrency Competitive Borrowing pursuant to Section 2.03 may be denied by the Administrative Agent, (ii) any request by a Borrower for a Eurocurrency Standby Borrowing of the affected Type or in the affected currency may deemed to be a request for an ABR Borrowing denominated in Dollars and (iii) any Interest Election Request that requests the conversion of any Standby Borrowing to, or continuation of any Standby Borrowing as, a Eurocurrency Borrowing may be deemed ineffective, and unless repaid such Borrowing may be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, as an ABR Borrowing, or (B) if such Borrowing is denominated in any Alternative Currency, as a Borrowing bearing interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to the Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, as notified to the Company no later than one Business Day prior to the last day of such applicable Interest Period, plus the Applicable Margin.

Each determination by the Administrative Agent under this Section 2.10 shall be conclusive absent manifest error.

SECTION 2.11. Termination and Reduction of Commitments.  (a)Unless previously terminated, the Commitments shall terminate on the Termination Date.

(b) Upon at least three Business Days’ prior irrevocable written or telecopy notice to the Administrative Agent, the Company (on behalf of all the Borrowers) may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made which would reduce the Total Commitment to an amount less than the aggregate outstanding principal amount (or Assigned Dollar Value, in the case of Loans denominated in Alternative Currencies) of the Competitive Loans and Standby Loans.  Notwithstanding the foregoing, as long as no Default or Event of Default is continuing, the Company may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), it being understood that such termination will not be deemed to be a waiver or release of any claim any of the Borrowers or the Administrative Agent may have against such Defaulting Lender.

(c) Subject to the last sentence of Section 2.11(b), reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.  Subject to the last sentence of Section 2.06(a), the Company shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but not including the date of such termination or reduction.

(d) A Commitment terminated or reduced under this Section 2.11 may not be reinstated.

SECTION 2.12. Prepayment.  (a)  Each Borrower shall have the right at any time and from time to time to prepay any Standby Borrowing, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent: (i) in the case of Eurocurrency Loans before 11:00 a.m., New York City time, three Business Days prior to prepayment and (ii) in the case of ABR Loans, before 11:00 a.m., New York City time, one Business Day prior to prepayment; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000.  The Borrowers shall not have the right to prepay any Competitive Borrowing.

(b) If the sum of (i) the aggregate Committed Credit Exposure of all the Lenders and (ii) the outstanding aggregate principal amount or Assigned Dollar Value of all Competitive Loans made by all the Lenders shall at any time exceed the Total Commitment, then (A) on the last day of any Interest Period for any Eurocurrency Standby Borrowing and (B) on any other date in the event any ABR Borrowing shall be outstanding, the Borrowers shall prepay Standby Loans in an amount equal to the lesser of (x) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (y) the amount of the applicable Borrowings referred to in clause (i) or (ii), as applicable.  If, on any date, the sum of (1) the aggregate Committed Credit Exposure of all the Lenders and (2) the outstanding aggregate principal amount or Assigned Dollar Value of all Competitive Loans made by all the Lenders shall exceed 105% of the Total Commitment, then the Borrowers shall, not later than the third Business Day following the date notice of such excess is received from the Administrative Agent, prepay one or more Standby Borrowings in an aggregate principal amount sufficient to eliminate such excess.

(c) On the date of any termination or reduction of the Commitments pursuant to Section 2.11(b), the Company shall (or shall cause each responsible Borrower to) pay or prepay so much of the Standby Borrowings as shall be necessary in order that the aggregate outstanding principal amount of all Loans will not exceed the Total Commitment after giving effect to such termination or reduction.

(d) Each notice of prepayment under this Section 2.12 shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein.  All prepayments under this Section 2.12 shall be subject to Section 2.15 but otherwise without premium or penalty.

SECTION 2.13. Reserve Requirements: Change in Circumstances.  (a)  Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender (or any lending office of any Lender) of the principal of or interest on any Eurocurrency Loan or Fixed Rate Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (or any lending office of such Lender), or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or any Eurocurrency Loan or Fixed Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Company shall (or shall cause the Borrowers to) pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.  Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if it shall have been aware of the change giving rise to such request at the time of submission of the Competitive Bid pursuant to which such Competitive Loan shall have been made.

(b) If any Lender shall have determined that any change after the date hereof in the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled

“International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Company shall (or shall cause the responsible Borrower to) pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall (or shall cause the responsible Borrower to) pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after the receipt of the same.

(d) Except as provided below in this paragraph (d), failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period.  The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.  No Lender shall be entitled to compensation under this Section 2.13 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Company that it will demand compensation for such costs or reductions not more than 60 days after the later of (i) such date and (ii) the date on which it shall have, or should have, become aware of such costs or reductions.

SECTION 2.14. Change in Legality.  (a)  Notwithstanding any other provision herein, if, after the date hereof, (i) any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or Alternative Currency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan or Alternative Currency Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it impracticable for any Lender to make Loans denominated in such Alternative Currency or to any Borrower, then, by written notice to the Company and to the Administrative Agent, such Lender may:

(i) declare that Eurocurrency Loans or Alternative Currency Loans (in the affected currency or currencies or to the affected Borrower), as the case may be, will not thereafter (for the duration of such unlawfulness or impracticability) be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for such Alternative Currency Loans or Eurocurrency Competitive Loans and any request by a Borrower for a Eurocurrency Standby Borrowing or Alternative Currency Borrowing (in the affected currency or currencies or to the affected Borrower), as the case may be, shall, as to such Lender only, be deemed a request for an ABR Loan or a Loan denominated in Dollars, as the case may be, unless such declaration shall be subsequently withdrawn (or, if a Loan to the requesting Borrower cannot be made for the reasons specified above, such request shall be deemed to have been withdrawn); and

(ii) require that all outstanding Eurocurrency Loans or Alternative Currency Loans (in the affected currency or currencies or to the affected Borrower), as the case may be, made by it be converted to ABR Loans denominated in Dollars in which event all such Eurocurrency Loans or Alternative Currency Loans (in the affected currency or currencies or to the affected Borrower) shall be automatically converted to ABR Loans denominated in Dollars as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurocurrency Loans or Alternative Currency Loans, as the case may be, that would have been made by such Lender or the converted Eurocurrency Loans or Alternative Currency Loans, as the case may be, of such Lender shall instead be applied to repay the ABR Loans or Loans denominated in Dollars, as the case may be, made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans or Loans denominated in Dollars, as the case may be.  In the event any Alternative Currency Loan is converted into a Loan denominated in Dollars pursuant to this Section, (A) the principal amount of such Loan shall be deemed to be an amount equal to the Assigned Dollar Value of such Alternative Currency Loan determined based upon the applicable Spot Exchange Rate as of the Denomination Date for the Borrowing which includes such Alternative Currency Loan and (B) the applicable Borrower shall indemnify the Lender of such converted Alternative Currency Loan against any loss it sustains as a result of such conversion.

(b) For purposes of this Section 2.14, a notice to the Company by any Lender shall be effective as to each Eurocurrency Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

SECTION 2.15. Indemnity.  Each Borrower shall indemnify each Lender against any loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) any failure by such Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by such Borrower (other than any such failure caused by a default by such Lender) to borrow or to convert or continue any Loan hereunder after irrevocable notice of such borrowing, conversion or continuation has been given pursuant to Section 2.03 or 2.04, (c) any payment, prepayment, conversion or transfer of a Eurocurrency Loan or Fixed Rate Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the assignment of any Eurocurrency Loan other than on the last day of an Interest Period therefor as a result of a request by the Company pursuant to Section 2.20(b), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurocurrency Loan or Fixed Rate Loan but excluding any loss of profit or anticipated profit such as the Applicable Margin.  Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted, transferred or not borrowed (assumed to be the LIBO Rate or, in the case of a Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment, conversion, transfer or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted, transferred or not borrowed for such period or Interest Period, as the case may be.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.

SECTION 2.16. Pro Rata Treatment.  Except as required under Section 2.14, each Standby Borrowing, each payment or prepayment of principal of any Standby Borrowing, each payment of interest on the Standby Loans, each payment of the Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing into, or continuation of, a Standby Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standby Loans).  Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing.  Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing.  For purposes of determining (i) the aggregate available Commitments of the Lenders at any time and (ii) the available Commitment of each Lender, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments; provided, however, that for purposes of determining payments of Commitment Fees under Section 2.06, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of only the Lenders that have made Competitive Loans comprising such Competitive Borrowing (it being understood that the Commitment of Lenders which shall not have made Loans as part of such Competitive Borrowing shall not be deemed utilized as a result of such Competitive Borrowing).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar (or comparable unit of any applicable Alternative Currency) amount.

SECTION 2.17. Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Standby Loan or Standby Loans as a result of which the unpaid principal portion of its Standby Loans shall be proportionately less than the unpaid principal portion of the Standby Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Standby Loans of such other Lender, so that the aggregate unpaid principal amount of the Standby Loans and participations in the Standby Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Standby Loans then outstanding as the principal amount of its Standby Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Standby Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Standby Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Standby Loan directly to such Borrower in the amount of such participation.

SECTION 2.18. Payments.  (a)  Each Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under each other Loan Document not later than 12:00 noon, local time at the place of payment, on the date when due in immediately available funds.  Each such payment shall be made to the Administrative Agent’s Office.  Each such payment (other than principal of and interest on Alternative Currency Loans, which shall be made in the applicable Alternative Currency) shall be made in Dollars.  Each such payment will be made without setoff, counterclaim or other deduction.

(b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.19. Taxes.  (a)  Any and all payments by or on account of any obligation of each Borrower to or for the account of any Lender or the Administrative Agent hereunder shall be made, in accordance with Section 2.18, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, assessments, duties, fees, withholdings or other charge of whatever nature now or hereafter imposed, and all liabilities with respect thereto, including any interest, additions to tax or penalties applicable thereto, but excluding (i) income taxes imposed on the net income of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such individual or entity, a “Transferee”)), franchise and gross margin taxes imposed in lieu of tax on the net income of the Administrative Agent or any Lender (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent or such Lender (or Transferee) is organized, domiciled, resident or doing business or any political subdivision thereof and, in the case of any Lender (or Transferee), by the jurisdiction in which its applicable lending office is located, and (ii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (i) above on any Lender, any Transferee or the Administrative Agent (all such nonexcluded taxes, levies, imposts, deductions, assessments, duties, fees, withholdings, other charges and liabilities, interest, additions to tax and penalties, collectively or individually, “Taxes”).  If any Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender (or any Transferee) or the Administrative Agent, (i) the sum payable by such Borrower or any guarantor thereof shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) each Borrower (or any guarantor making such payments) shall make such deductions and (iii) each Borrower (or any guarantor making such deductions) shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided that the Administrative Agent may make such deductions and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law on behalf of any Borrower (or any guarantor making such payments).

(b) In addition, each Borrower agrees to bear and to pay to the relevant Governmental Authority in accordance with applicable law any current or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(c) The Borrowers will indemnify each Lender (or Transferee) and the Administrative Agent, within 10 days after written demand therefor, for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any liability and any penalties, interest and expenses (including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority except if incurred primarily as a result of the gross negligence or willful misconduct of the recipient.  A certificate as to the amount of such payment or liability prepared by the Administrative Agent, a Lender, or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes.

(d) If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by a Borrower, or with respect to which any Borrower has paid additional amounts, pursuant to this Section 2.19, it shall promptly notify the Company of the availability of such refund claim and shall, within 30 days after receipt of a request by the Company, make a claim to such Governmental Authority for such refund at the Company’s expense.  If a Lender (or Transferee) or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which any Borrower has paid additional amounts, in either case, pursuant to this Section 2.19, it shall within 30 days from the date of such receipt pay over such refund to the Company on behalf of the relevant Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.19 with respect to the Taxes or Other Taxes giving rise to such refund), net of withholding taxes applicable to such payment and all out-of-pocket expenses of such Lender (or Transferee) or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Company, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to (or to cause the responsible Borrower to) repay the amount paid over to the Company (plus penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund (or portion thereof) to such Governmental Authority.

(e) As soon as practicable after the date of any payment of Taxes or Other Taxes by any Borrower to the relevant Governmental Authority, the Company will deliver to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment of the full amount thereof.

(f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.19 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(g) Each Lender (or Transferee) or other person entitled to the benefit of this Section 2.19 that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI (or successor form), or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8BEN, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments under this Agreement and the other Loan Documents by any Borrower that is a United States person within the meaning of Section 7701(a)(30) of the Code (a “U.S. Borrower”).  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Notwithstanding any other provision of this Section 2.19(g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.19(g) that such Non-U.S. Lender is not legally able to deliver.

(h) No U.S. Borrower shall be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Company; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (g) above, except as a result of a change in applicable law after the date such Lender became a party to this Agreement, or in the case of a participant, after the date such participant purchased the related participation interest.

(i) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to this Section 2.19 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(j) Nothing contained in this Section 2.19 shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

(k) Each Lender (or Transferee) and other person entitled to the benefits of this Section 2.19 that is neither a Non-U.S. Lender nor an “exempt recipient,” within the meaning of Treasury Regulations section 1.6049-4(c), shall provide the Company and the Administrative Agent two properly completed and executed original copies of Internal Revenue Service Form W-9 (or any successor form).  Such form shall be delivered on or before the date such Lender or other person becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder).

SECTION 2.20. Assignment of Commitments Under Certain Circumstances.  (a) Any Lender (or Transferee) claiming any additional amounts payable pursuant to Section 2.13, Section 2.19 or Section 2.22 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender (or Transferee).

(b) In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.13 or 2.14, or the Borrowers shall be required to make additional payments to any Lender under Section 2.19 or Section 2.22, the Company shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to another financial institution acceptable to the Administrative Agent which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority, (ii) no Event of Default shall have occurred and be continuing and (iii) the Company or the assignee, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

SECTION 2.21. Borrowings by Approved Borrowers.  The Company may, at any time or from time to time, designate one or more wholly owned Subsidiaries as Borrowers hereunder by furnishing to the Administrative Agent a letter (a “Designation Letter”) substantially in the form of Exhibit F-l hereto, duly completed and executed by the Company and such Subsidiary, whereupon each Subsidiary so designated shall become an Approved Borrower.  As soon as practicable upon receipt of any such Designation Letter, the Administrative Agent shall send a copy thereof to each Lender.  There may be no more than ten Approved Borrowers at any one time.  So long as all principal and interest on all Loans of any Approved Borrower have been paid in full, the Company may terminate an Approved

Borrower’s status as an Approved Borrower by furnishing to the Administrative Agent a letter (a “Termination Letter”), substantially in the form of Exhibit F-2 hereto, duly completed and executed by the Company and such Approved Borrower.  Any Termination Letter furnished in accordance with this Section 2.21 shall be effective upon receipt by the Administrative Agent.  Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Approved Borrower shall not affect any obligation of such Approved Borrower theretofore incurred.  Each Subsidiary set forth in Schedule 2.21 hereto shall be deemed an Approved Borrower until delivery of a Termination Letter with respect to such Subsidiary.  Notwithstanding any other provision herein, no Lender shall be required to make any Loan to an Approved Borrower if any applicable law or regulation shall make it unlawful for any such Lender to make or maintain any such Loan.

SECTION 2.22. Additional Costs.  (a)  If and so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans in any Alternative Currency, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit D hereto.

(b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate or the Mandatory Costs Rate) in respect of any of such Lender’s Eurocurrency Loans in any Alternative Currency, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Eurocurrency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the relevant Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

(d) If the cost to any Lender of making or maintaining any Loan to any Borrower is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender to be material, by reason of the fact that such Borrower is incorporated in, or conducts business in, a jurisdiction outside the United States of America, such Borrower shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Administrative Agent).  A certificate of such Lender claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

SECTION 2.23. Increase in the Aggregate Commitments.  (a)  The Company may, at any time prior to the Termination Date (including on the Effective Date), by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased by a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (each a “Requested Commitment Increase”), in each case to be effective as of a date that is no later than 90 days prior to the Termination Date (any date on which the aggregate Commitments are increased pursuant to this Section 2.23, an “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, (i) that on and immediately following the Increase Date (A) in no event shall the aggregate amount of the Commitments at any time exceed $700,000,000, and (B) the representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of the Increase Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and (ii) at the time of and immediately after giving effect to such Commitment Increase, no Event of Default or Default shall have occurred and be continuing.  Commitments may be increased pursuant to this Section 2.23 no more than once.

(b) The Administrative Agent shall promptly notify the Lenders of a request by the Company for a Requested Commitment Increase, which notice shall include (i) the proposed amount of the Requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date which shall be no later than 30 days after the receipt by the Administrative Agent of notice from the Company pursuant to Section 2.23(a) by which Lenders wishing to participate in the Requested Commitment Increase must commit to an increase in the amount of their respective Commitments (such date, the “Commitment Date”).  Each Lender that is willing to participate in such Requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its

Commitment (as to each Increasing Lender, its “Proposed Increase Amount”).  If the aggregate Proposed Increase Amounts of all Increasing Lenders exceeds the Requested Commitment Increase, then allocations among the Increasing Lenders will be based on the ratio of each Increasing Lender’s Proposed Increase Amount to the aggregate of all Proposed Increase Amounts.

(c) Promptly following the Commitment Date, the Administrative Agent shall notify the Company as to the amount of the aggregate Proposed Increase Amounts.  If the amount of the aggregate Proposed Increase Amounts is less than the Requested Commitment Increase, then the Company may extend offers to third party financial institutions to participate in any portion of the Requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such third party financial institution shall be in an amount equal to or greater than $10,000,000.

(d) On each Increase Date, (x) each third party financial institution that accepts an offer to participate in a Requested Commitment Increase in accordance with Section 2.23 (a “New Lender”) shall become a Lender party to this Agreement as of such Increase Date, and (y) the Commitment of each Increasing Lender for such Requested Commitment Increase shall be increased by the Increasing Lender’s Proposed Increase Amount (or if less, the amount allocated to such Lender pursuant to the last sentence of Section 2.23 as of such Increase Date); provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i) a Lender Joinder Agreement substantially in the form of Exhibit G hereto from each New Lender if any, duly executed by such financial institution, the Administrative Agent and the Company;

(ii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Company and the Administrative Agent; and

(iii) a certificate of the Company, dated the Increase Date and signed by a Financial Officer of the Company, confirming compliance with the conditions precedent set forth in Section 2.23(a)(i)(B) and (a)(ii) above.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.23, the Administrative Agent shall notify the Lenders (including, without limitation, each New Lender) and the Company, at or before 1:00 P.M. (New York City time), by facsimile, of the occurrence of the Increase Date, the aggregate amount of the Commitment increase on such date and the aggregate amount of the

Commitments after giving effect to such increase, to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each New Lender (if any) on such date.  Commitments increased pursuant to this Section 2.23 shall be deemed a “Commitment”.  On each Increase Date, Schedule 2.01 hereto shall be automatically deemed to be revised to reflect any increases in the Commitments of the Lenders and any Commitments of New Lenders.  The Administrative Agent shall distribute a copy of the revised Schedule 2.01 hereto to the Company and each Lender (including each New Lender) not later than the fifth Business Day following the applicable Increase Date.

SECTION 2.24. Revolving Notes.  Any Lender may request that Loans made by it (or its Commitment) be evidenced by one or more Revolving Notes.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a Revolving Note or Revolving Notes (but in any event in an aggregate face amount not to exceed the Commitment of such Lender) payable to the order of such Lender or, if requested by such Lender, to such Lender and its registered assigns.

ARTICLE III

Representations and Warranties

Part A.  Representations and Warranties of the Company.  The Company represents and warrants to each of the Lenders that:

SECTION 3.01. Corporate Existence.  Each of the Company and its Subsidiaries: (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect.

SECTION 3.02. Financial Condition.  Harsco Corporation has heretofore furnished to each of the Lenders a consolidated balance sheet of Harsco Corporation and its Subsidiaries as at December 31, 2008, and the related consolidated statements of income, cash flows and changes in shareholders’ equity of Harsco Corporation and its Subsidiaries for the fiscal year ended on such date, with the opinion thereon of PricewaterhouseCoopers LLP, and the unaudited consolidated balance sheet of Harsco Corporation and its Subsidiaries as at September 30, 2009, and the related consolidated statements of income and cash flows of Harsco Corporation and its Subsidiaries for the nine-month period ended on such date.  All such financial statements present fairly, in all material respects, the consolidated financial condition of Harsco Corporation and its Subsidiaries as at such dates and the consolidated results of their operations for the fiscal year and nine-month period ended on such dates (subject, in the case of the financial statements as at September 30, 2009, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis.  None of Harsco Corporation nor any of its Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheets as at such dates or the notes thereto.  Since December 31, 2008, there has been no Material Adverse Change.

SECTION 3.03. Litigation.  Except as disclosed in note 10 of the audited annual consolidated financial statements of Harsco Corporation included in Harsco Corporation’s Form 10-K for the fiscal year ended December 31, 2008, and in the notes to the unaudited quarterly consolidated financial statements of Harsco Corporation included in Harsco Corporation’s Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the Securities and Exchange Commission, there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, now pending or (to the knowledge of the Company) threatened against the Company or any of its Subsidiaries that is materially likely to be adversely determined and which, if adversely determined could (either individually or in the aggregate) have a Material Adverse Effect.

SECTION 3.04. No Breach.  None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets or properties is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

SECTION 3.05. Action.  The Company has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.06. Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any securities exchange, are necessary for the execution, delivery or performance by the Company of this Agreement or for the legality, validity or enforceability hereof.

SECTION 3.07. Use of Credit.  None of the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans hereunder will be used to buy or carry any Margin Stock.

SECTION 3.08. ERISA.  Each Plan, and, to the knowledge of the Company, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or state law, and, except as previously notified in writing in a notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), no event or condition has occurred and is continuing as to which the Company would be under an obligation to furnish a report to the Lenders under Section 5.06 hereof.

SECTION 3.09. Taxes.  As of the date hereof, Harsco Corporation and its Domestic Subsidiaries are members of an affiliated group of corporations filing a consolidated return for Federal income tax purposes, of which the Company is the “common parent” (within the meaning of Section 1504 of the Code) of such group.  To the knowledge of the Company, the Company and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid, accrued or reserved all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries in accordance with U.S. generally accepted accounting principles.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.  The Company has in the ordinary course of business given extensions or waivers of the statutes of limitations relating to payment of U.S. Federal taxes and relating to various state, local and foreign taxes or impositions, none of which might reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Investment Company Act.  Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.11. Material Agreements and Liens.  (a)  Part A of Schedule 3.11 hereto is a complete and correct list, as of the date hereof, of each credit agreement, loan agreement, indenture, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guaranteed by, the Company or any of its Subsidiaries, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of such Schedule 3.11 hereto.

(b) Part B of Schedule 3.11 hereto is a complete and correct list, as of the date hereof, of each Lien securing Indebtedness of any person, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and covering any property of the Company or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of such Schedule 3.11 hereto.

SECTION 3.12. Environmental Matters.  (a)  Except as disclosed in the notes to the unaudited quarterly consolidated financial statements of Harsco Corporation included in Harsco Corporation’s Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the Securities and Exchange Commission and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b) Except as disclosed in writing to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), there has been no change in the status of any matters relating to compliance with Environmental Laws that are disclosed in the notes to the unaudited quarterly consolidated financial statements of Harsco Corporation included in Harsco Corporation’s Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the Securities and Exchange Commission that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.13. Subsidiaries, etc.  Set forth in Schedule 3.13 hereto is a complete and correct list, as of the date hereof, of all of the Subsidiaries of the Company, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such person and the percentage of ownership of such Subsidiary represented by such ownership interests.

SECTION 3.14. True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement or included herein or delivered pursuant hereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by the Company and its Subsidiaries to the Administrative Agent and the Lenders in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders (or to the Administrative Agent for distribution to the Lenders) for use in connection with the transactions contemplated hereby.

Part B.  Representations and Warranties of the Approved Borrowers.  Each Approved Borrower represents and warrants to each of the Lenders as set forth in Sections 3.15, 3.16, 3.17, 3.18 and 3.19 that:

SECTION 3.15. Corporate Existence of Approved Borrower.  It and each of its Subsidiaries: (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

SECTION 3.16. No Breach.  None of the execution and delivery of its Designation Letter and this Agreement, the consummation of the transactions therein and herein contemplated and compliance with the terms and provisions thereof and hereof will conflict with or result in a breach of, or require any consent under, the charter or bylaws or other organizational documents of such Approved Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority or agency, or any material agreement or instrument to which such Approved Borrower or any of its Subsidiaries is a party or by which any of them or their assets or properties is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

SECTION 3.17. Action.  Such Approved Borrower has all necessary corporate or other power and authority to execute, deliver and perform its obligations under its Designation Letter and this Agreement, and to perform its obligations hereunder and thereunder; the execution and delivery by such Approved Borrower of its Designation Letter and the performance by such Approved Borrower hereof and thereof have been duly authorized by all necessary corporate or other action on its part (including, without limitation, any required shareholder approvals); and its Designation Letter, when executed and delivered by such Approved Borrower, will constitute the legal, valid and binding obligation of such Approved Borrower, enforceable against such Approved Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.18. Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by such Approved Borrower of its Designation Letter or this Agreement or for the validity or enforceability thereof.

SECTION 3.19. Taxes on Payments of Approved Borrowers.  Except as disclosed to the Lenders in writing prior to the delivery of such Approved Borrower’s Designation Letter, there is no income, stamp or other tax of any country, or of any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by such Approved Borrower pursuant hereto, or is imposed on or by virtue of the execution, delivery or enforcement of its Designation Letter or this Agreement.

ARTICLE IV

Conditions of Effectiveness and Lending

SECTION 4.01. Effective Date.  The obligations of the Lenders under this Agreement shall not become effective until the date on which each of the following conditions shall have been satisfied (or waived in accordance with Section 10.08):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received written opinions (each dated as of the Effective Date and addressed to the Administrative Agent and the Lenders) of (i) the general counsel of the Company, substantially in the form of Exhibit E-l hereto and (ii) Jones Day, counsel for the Company, substantially in the form of Exhibit E-2 hereto.  The Company hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or such other analogous documents), including all amendments thereto, of the Company, certified as of a recent date by the Secretary of State of Delaware, and a certificate as to the good standing of the Company as of a recent date, from the Secretary of State of Delaware; (ii) a certificate of the Secretary or Assistant Secretary of the Company dated the Effective Date certifying (A) that attached thereto is a true and complete copy of the by-laws of the Company as in effect on the Effective Date and at all times since a date prior to the date of the resolutions of the Company described in item (B) below, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder by the Company, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Company have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of the Company executing this Agreement or any other document delivered in connection herewith; (iii) a certificate of another officer of the Company as to the incumbency and signature of the Secretary or such Assistant Secretary of the Company executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or counsel for the Administrative Agent may reasonably request.

(d) The representations and warranties set forth in Article III hereof are true and correct on and as of the Effective Date.

(e) No Event of Default or Default shall have occurred and be continuing on the Effective Date.

(f) The Administrative Agent shall have received a certificate of the Company, dated the Effective Date and signed by a Financial Officer of the Company, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.03.

(g) The Administrative Agent shall have received reasonably satisfactory written evidence of (i) the prior or contemporaneous termination of all commitments of the lenders under (A) the Existing Credit Agreement and (B) the 364-Day Credit Agreement dated as of November 4, 2008 among the Company, the lenders named therein and Citibank, N.A., as administrative agent and (ii) the payment in full of all Indebtedness outstanding under both such credit facilities.

(h) The Administrative Agent shall have received all fees and other amounts due and payable to the Administrative Agent or the Lenders on or prior to such date.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing and any other provision herein to the contrary, the obligations of the Lenders to make Loans to any Borrower hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.08) at or prior to 2:00 p.m., New York City time, on December 20, 2009 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. First Borrowing by Each Approved Borrower.  On the date of any Approved Borrower’s initial Borrowing hereunder, the obligations of the Lenders to make Loans to such Approved Borrower are subject to the satisfaction (or waiver in accordance with Section 10.08) of each of the conditions set forth in Section 4.01 and the following further conditions:

(a) The Administrative Agent shall have received a favorable written opinion of the general counsel of such Approved Borrower dated as of a recent date and addressed to the Lenders, to the effect set forth in Exhibit E-l hereto, subject to necessary changes to reflect local law.

(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or such other analogous documents), including all amendments thereto, of such Approved Borrower, certified as of a recent date by the Secretary of State (or other appropriate Governmental Authority) of the state (or country) of its organization or such other evidence as is reasonably satisfactory to the Administrative Agent, and a certificate as to the good standing (or other analogous certification to the extent available) of such Approved Borrower as of a recent date, from such Secretary of State (or other appropriate Governmental Authority) or such other evidence reasonably acceptable to the Administrative Agent; (ii) a certificate of the Secretary or Assistant Secretary of such Approved Borrower dated the date on which such Loans are to be made and certifying (A) that attached thereto is a true and complete copy of the by-laws (or such other analogous documents to the extent available) of such Approved Borrower as in effect on the date of such certificate and at all times since a date prior to the date of the resolution of such Approved Borrower described in item (B) below, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of such Approved Borrower authorizing the execution, delivery and performance of the Designation Letter delivered by such Approved Borrower and the borrowings hereunder by such Approved Borrower, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or other analogous documents) of such Approved Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing (or other analogous certification or such other evidence reasonably acceptable to the Administrative Agent) furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of such Approved Borrower executing the Designation Letter delivered by such Approved Borrower or any other document delivered in connection herewith or therewith; (iii) a certificate of another officer of such Approved Borrower as to the incumbency and signature of the Secretary or such Assistant Secretary of such Approved Borrower executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or counsel for the Administrative Agent, may reasonably request.

(c) The Administrative Agent shall have received (with sufficient copies for each Lender) a Designation Letter, duly executed by such Approved Borrower and the Company and acknowledged by the Administrative Agent.

(d) The Administrative Agent shall have received certificates of each of the Company and the applicable Approved Borrower, dated such date and signed, in the case of the Company, by a Financial Officer of the Company, and in the case of any Borrower other than the Company, a Responsible Officer of such Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.03.

(e) To the extent required, the Company and/or such Approved Borrower shall have executed and delivered one or more Revolving Notes to each Lender that has requested delivery of the same pursuant to Section 2.24.

(f) The Administrative Agent shall have received such other documents or information as the Administrative Agent may reasonably require, including any documents or information requested by any Lender through the Administrative Agent (such as documents or information in connection with any Lender’s “know your customer” requirements), so long as the Administrative Agent shall have requested such documents or information a reasonably period of time prior to such date.

Upon the satisfaction of the conditions precedent set forth in this Section 4.02, such Approved Borrower shall become a Borrower hereunder with the same force and effect as if originally named as a Borrower hereunder.  The rights and obligations of each Borrower hereunder shall remain in full force and effect notwithstanding the addition of any new Borrower as a party to this Agreement.

SECTION 4.03. All Borrowings.  On the date of each Borrowing (it being understood that a continuation, conversion or other change in interest rate pursuant to Section 2.05 shall not be subject to this Section 4.03), the obligations of the Lenders to make the Loans comprising such Borrowing are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or Section 2.04, as applicable.

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; provided, however, that no representation as to either (i) the absence of any Material Adverse Change in the financial condition of the Company, as provided in the last sentence of Section 3.02, or (ii) the absence of any pending or threatened legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, that could have a Material Adverse Effect on the Company, as provided in Section 3.03, shall be required as a condition to any Borrowing following the Effective Date.

(c) Each Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after giving effect to such Borrowing no Event of Default or Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.03.

ARTICLE V

Affirmative Covenants

The Company covenants and agrees with each Lender and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Company will, and will cause each of its Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.  (a) Preserve and maintain its corporate existence, rights (charter and statute) and material franchises, except as otherwise permitted by Section 6.03 and except pursuant to a Permitted Reorganization; provided, however, that the Company shall not be required to preserve any such right or franchise if (i) the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and (ii) the loss of any such right or franchise is not disadvantageous in any material respect to the Lenders.

(b) Comply in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, laws requiring payment of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings) and all Environmental Laws except where the failure to so comply would not result in a Material Adverse Change.

(c) Maintain and preserve all of its properties which are used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, to the extent that any failure to do so would result in a Material Adverse Change and except for dispositions thereof permitted by Section 6.03 or dispositions pursuant to a Permitted Reorganization.

SECTION 5.02. Insurance.  Maintain insurance with financially sound and reputable insurance companies (which insurance companies shall, in any event, have an A.M. Best rating of “B+” or better), and with respect to property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

SECTION 5.03. Obligations and Taxes.  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves with respect thereto.

SECTION 5.04. Financial Statements, Reports, etc.  In the case of the Company, furnish to the Administrative Agent:

(a) within 65 days after the end of each fiscal year, its consolidated balance sheets and related statements of income, changes in stockholders’ equity and cash flows, showing the financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of its Subsidiaries during such year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Company and its Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of its Subsidiaries during such fiscal quarter and the then elapsed portion of such fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Company on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.06 and 6.07;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than materials ministerial or administrative in nature) filed by it with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of such Commission, or distributed to its shareholders, as the case may be; and

(e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered under this Section 5.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which such documents are posted on, or a link to such documents is provided on (i) the Company’s website on the internet at www.harsco.com, (ii) the website of the U.S. Securities and Exchange Commission or (iii) the Platform.

SECTION 5.05. Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Affiliate thereof which, if adversely determined, could reasonably be expected to result in a Material Adverse Change; and

(c) any other development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Change.

SECTION 5.06. ERISA.  (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Company or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Company to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Company or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, and (iii) within 10 days after the due date for filing with the PBGC of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC.

SECTION 5.07. Maintaining Records.  Maintain all financial records in accordance with GAAP and unless protected by attorney-client privilege permit any representatives designated by any Lender, upon reasonable request, to examine and make abstracts from the records and books of account of, and visit the properties of, the Company or any of its Subsidiaries, and to discuss the affairs, finances and condition of the Company or any Subsidiary with the officers thereof and independent accountants therefor all upon reasonable notice, at such reasonable times and as often as may reasonably be desired, provided that all non-public information obtained by any such Lender pursuant to this Agreement and/or the other Loan Documents shall be treated as confidential in accordance with Section 10.19.

SECTION 5.08. Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.

SECTION 5.09. Subsidiary Guarantors.  The Company shall, on and after the date, if any, that the Subsidiary Guaranty is required to be executed and delivered pursuant to Schedule 10.21 hereto, cause each Operating Subsidiary to become a party to the Subsidiary Guaranty by executing and delivering the Subsidiary Guaranty or, if applicable, a supplement thereto in the form of Exhibit A to the Subsidiary Guaranty.

ARTICLE VI

Negative Covenants

The Company covenants and agrees with each Lender and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Company will not, and will not cause or permit any of its Subsidiaries to:

SECTION 6.01. Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens in existence on the date hereof and listed in Part B of Schedule 3.11 hereto;

(b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Subsidiaries, as the case may be, in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under Article VII clause (i) hereof;

(d) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(e) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(g) Liens on property of any person that becomes a Subsidiary of the Company after the date of this Agreement; provided that such Liens are in existence at the time such person becomes a Subsidiary of the Company and were not created in anticipation thereof;

(h) Liens upon real and/or tangible personal property acquired after the date hereof (by purchase, construction or otherwise) by the Company or any of its Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction and any transaction costs related to such acquisition or financing, refinancing or refunding) of such property; provided that no such Lien shall extend to or cover any property of the Company or such Subsidiary other than the property so acquired and improvements thereon;

(i) additional Liens upon real and/or personal property created after the date hereof; provided that the aggregate Indebtedness secured thereby and incurred on and after the date hereof shall not exceed $25,000,000 in the aggregate at any one time outstanding; and

(j) any extension, renewal or replacement of any of the foregoing; provided that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property).

SECTION 6.02. Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (such an arrangement, a “Sale and Lease-Back Transaction”), other than (i) Sale and Lease-Back Transactions entered into in connection with the financing of aircraft to be used in connection with the Company’s business capitalized on the books of the Company or treated as operating leases if the aggregate sale price of all such Sale and Lease-Back Transactions does not exceed $25,000,000 in aggregate amount at any time outstanding, (ii) Sale and Lease-Back Transactions capitalized on the books of the Company or treated as operating leases (other than a Sale and Lease-Back Transaction permitted by clause (i) above) if the aggregate sale price of all such Sale and Lease-Back Transactions under this clause (ii) does not exceed $25,000,000 in aggregate amount at any time outstanding and (iii) Sale and Lease-Back Transactions entered into between any of Harsco Corporation, the New Parent and/or any direct or indirect wholly-owned subsidiary of the New Parent, in each case, pursuant to a Permitted Reorganization.

SECTION 6.03. Mergers, Sales of Assets, etc.  (a)  In the case of the Company, consolidate or merge with or into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, other than any of the foregoing transactions effectuated pursuant to a Permitted Reorganization, unless:

(i) the Company is the surviving corporation or the corporation formed by such consolidation or merger or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia and shall expressly assume, by an agreement supplemental hereto, executed and delivered to each other party hereto, in form satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and all other obligations of the Company under the Loan Documents and the performance or observance of every covenant of this Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iii) the Company shall have delivered to the Administrative Agent an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental agreement comply with this paragraph (a) and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) In the case of any Borrower (other than the Company), consolidate or merge with or into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, other than any of the foregoing transactions effectuated pursuant to a Permitted Reorganization, unless

(i) in the case of consolidation or merger, such Borrower is the surviving corporation;

(ii) in the case of a consolidation or merger where such Borrower is not the surviving corporation or in the case of the conveyance, transfer or lease of such Borrower's properties and assets substantially as an entirety;

(A)
the surviving corporation or transferee/lessee is another Borrower or a Subsidiary Guarantor and such other Borrower or such Subsidiary Guarantor, as applicable, expressly assumes, by an agreement supplemental hereto, executed and delivered to each other party hereto, in form and substance satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and all other obligations of such Borrower under the Loan Documents and the performance or observance of every covenant of this Agreement on the part of such Borrower to be performed or observed;

(B)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(C)
the Company shall have delivered to the Administrative Agent an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental agreement comply with this paragraph (b) and that all conditions precedent herein provided for relating to such transaction have been complied with; or

(iii) prior to the consummation of such transaction, either (A) such Borrower shall have repaid the principal amount of all Loans made to such Borrower, together with accrued interest thereon, and all other amounts then owing by such Borrower under the Loan Documents or (B) so long as immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, the Company shall have expressly assumed, by an agreement supplemental hereto, executed and delivered to each other party hereto, in form and substance satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and all other obligations of such Borrower under the Loan Documents and the performance or observance of every covenant of this Agreement on the part of such Borrower to be performed or observed.

(c) Except as contemplated by a Permitted Reorganization or as otherwise provided in paragraph (b) above, upon any consolidation by any Borrower with or merger by any Borrower into any other corporation or any conveyance, transfer or lease of the properties and assets of any Borrower substantially as an entirety in accordance with paragraph (a) or (b) above, the successor corporation formed by such consolidation or into which such Borrower is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the applicable Borrower under the Loan Documents with the same effect as if such successor corporation had been named as a Borrower herein, and thereafter, the predecessor corporation shall be relieved of all obligations and covenants under the Loan Documents.

SECTION 6.04. Lines of Business; Fiscal Year.  Engage or invest in operations engaging to any substantial extent in any line or lines of business activity other than the business of manufacturing, providing, distributing and selling such diverse goods and industrial services, principally for industrial, commercial, construction and defense applications, the same or similar to those goods and services as are manufactured, provided, distributed and sold by the Company on the date hereof and business activities reasonably related, ancillary, similar or supportive thereto.  In the case of the Company, change its fiscal year end from that in effect at December 31, 2008.

SECTION 6.05. Transactions with Affiliates.  Other than pursuant to a Permitted Reorganization, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Default or Event of Default shall have occurred and be continuing, the Company or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.06. Total Debt to Total Capital Ratio.  The Company will not permit the ratio of Total Debt to Total Capital at any time on or after the date hereof to exceed the ratio 0.60 to 1.

SECTION 6.07. Subsidiary Debt.  The Company will not at any time permit Subsidiary Consolidated Indebtedness to exceed 10% of Consolidated Tangible Assets.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;

(d) default shall be made in the due observance or performance by any of the Borrowers or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) or 5.05 or in Article VI;

(e) default shall be made in the due observance or performance by any of the Borrowers or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

(f) (i) the Company or any Subsidiary shall (A) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of (I) $20,000,000, in the case of any single obligation, or (II) $20,000,000, in the case of all obligations in the aggregate, in each case, when and as the same shall become due and payable, or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness in an aggregate principal amount in excess of $20,000,000 and such failure shall continue beyond any applicable grace period; or (ii) Indebtedness of the Company and its Subsidiaries, or any of them, in a principal amount in excess of (A) $20,000,000, in the case of any single obligation, or (B) $20,000,000, in the case of all obligations in the aggregate, shall be declared due and payable or required to be prepaid prior to its stated maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking

(i) relief in respect of any Borrower or any Material Subsidiary, or of a substantial part of the property or assets of any Borrower or Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law (or similar statute or law in any other jurisdiction), (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of the property or assets of any Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of any Borrower, any Material Subsidiary; and such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law (or similar statute or law in any other jurisdiction), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of the property or assets of any Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (exclusive of amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which 60 days execution shall not be effectively stayed, or otherwise being appropriately contested in good faith, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Borrower or any Subsidiary to enforce any such judgment;

(j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code as in effect on the date of this Agreement), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of any Borrower or any Subsidiary Guarantor to the PBGC or to a Plan in an aggregate amount exceeding $10,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.06, the Administrative Agent shall have notified the Company in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

(k) the Guarantor’s guarantee hereunder or any Subsidiary Guarantor’s guarantee under the Subsidiary Guaranty shall become ineffective for any reason or the Guarantor shall deny its obligations as a guarantor hereunder in writing or any Subsidiary Guarantor shall deny its obligations as a guarantor under the Subsidiary Guaranty in writing; or

(l) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, with the consent of the Required Lenders, may, or at the request of the Required Lenders, shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to a Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment and Authority.   Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Administrative Agent Individually.  (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Borrowers or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrowers and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any Borrower or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Borrowers or their Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrowers or their Affiliates (including information concerning the ability of the

Borrowers to perform their respective obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group.  None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any Affiliate of any Borrower) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrowers and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents).  Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Borrowers or their Affiliates (including information concerning the ability of the Borrowers to perform their respective obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrowers or their Affiliates) or for its own account.

SECTION 8.03. Duties of Administrative Agent; Exculpatory Provisions.  (a)  The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary), under the circumstances as provided in Sections 10.04 or Article VII or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until any Borrower or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document or the information memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, or instrument or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 8.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VIII and Section 10.05 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.06. Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lender and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender

Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans hereunder is suitable and appropriate for it.

(b)           Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)             the financial condition, status and capitalization of the Borrowers and the Subsidiary Guarantors;

(ii)            the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)           determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)           the adequacy, accuracy and/or completeness of the information memorandum and any other information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.08. Indemnification.  Each Lender shall, ratably in accordance with its Commitment (determined at the time such indemnity is sought), indemnify the Administrative Agent in its capacity as Administrative Agent (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), loss (except any loss in respect of any fee arrangement between the Company and the Administrative Agent to which each Lender is not a party) or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct) that the Administrative Agent may suffer or incur in connection with the Loan Documents or any action taken or omitted by the Administrative Agent thereunder.

SECTION 8.09. No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.

SECTION 8.10. Releases.  Each of the Lenders hereby directs the Administrative Agent, at its option and in its discretion, (a) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to Section 11(b) of the Subsidiary Guaranty and (b) deliver the release documentation contemplated by paragraph 4 of Schedule 10.21 hereto.

ARTICLE IX

Guarantee

SECTION 9.01. Guarantee.  The Guarantor hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the principal of and interest on the Loans made by the Lenders to any Approved Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by any Approved Borrower under this Agreement or pursuant to its Designation Letter, strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantor hereby further agrees that if any Approved Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 9.02. Obligations Unconditional.  The obligations of the Guarantor under Section 9.01 hereof are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Approved Borrower under this Agreement or any other agreement or instrument referred to herein or therein (including, without limitation, any Designation Letter), or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Guaranteed Obligations, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.02 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of the Guarantor hereunder:

(i) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Approved Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 9.03. Reinstatement.  The obligations of the Guarantor under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Approved Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration.

SECTION 9.04. Subrogation.  The Guarantor hereby irrevocably waives all rights of subrogation or contribution, whether arising by operation of law (including, without limitation, any such right arising under Title 11 of the United States Code) or otherwise, by reason of any payment by it pursuant to the provisions of this Article IX and further agrees that for the benefit of each of its creditors (including, without limitation, each Lender and the Administrative Agent) that any such payment by it of the Guaranteed Obligations of any Approved Borrower shall constitute a contribution of capital by the Guarantor to such Approved Borrower.

SECTION 9.05. Remedies.  The Guarantor agrees that, as between the Guarantor and the Lenders, the obligations of any Approved Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 9.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Approved Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Approved Borrower) shall forthwith become due and payable by the Guarantor for purposes of such Section 9.01.

SECTION 9.06. Continuing Guarantee.  The guarantee in this Article IX is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices.  (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company, to it at 350 Poplar Church Road, Camp Hill, Pennsylvania 17011, Attention:  Assistant Treasurer (Facsimile No. 717-612-5619), with a copy to the General Counsel (Facsimile No. 717-763-6402);

(ii) if to an Approved Borrower, to it at its address as set forth in its Designation Letter;

(iii) if to the Administrative Agent, to the Administrative Agent’s Office;

(iv) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and

or, if any of (i), (ii), (iii) or (iv), at such other address or facsimile number as the applicable party may designate from time to time in a written notice to the Company and the Administrative Agent.

(b) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given, if received during the recipient’s normal business hours, (i) on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, (ii) on the date of transmission if sent by electronic mail or through the Internet or (iii) on the date five Business Days after dispatch by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.

(c) Each Borrower hereby agrees that, unless otherwise requested by the Administrative Agent, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format reasonably acceptable to the Administrative Agent to global.loans.support@citi.com (or such other e-mail address designated by the Administrative Agent from time to time in a written notice to the Company).  The Administrative Agent and each Lender hereby agrees that, notwithstanding any other provision hereof, any Communication delivered by any Borrower pursuant to this paragraph shall be deemed to have been delivered in accordance with this Agreement.

(d) Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender  and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”).  Nothing in this Section 10.01 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in this Agreement.

(e) Each Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”).  The Company hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to each Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

(f) Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement.  Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(g) Each party hereto agrees that any electronic communication referred to in this Section 10.01 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Administrative Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Administrative Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Administrative Agent; provided that if such communication is not so received by the Administrative Agent during the normal business hours of the Administrative Agent, such communication shall be deemed delivered at the opening of business on the next Business Day for the Administrative Agent.

(h) Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided “as is” and “as available,” (iii) none of the Administrative Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform.

SECTION 10.02. Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 10.03. Binding Effect.  This Agreement shall become effective when it shall have been executed by the Company and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that, other than an assignment by the Company to the New Parent pursuant to the New Parent Assignment and Assumption Agreement, the Borrowers shall not have the right to assign rights hereunder or any interest herein without the prior consent of all the Lenders.

SECTION 10.04. Successors and Assigns.  (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the Administrative Agent and, except in the case of an assignment to a Lender or an Affiliate of such Lender, the Company, must give their prior written consent to such assignment (which consent shall not be unreasonably withheld and in the case of the Company, shall not be required during the continuation of an Event of Default), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if smaller, such Lender’s remaining Commitment) and the amount of the Commitment of such Lender remaining after such assignment shall not be less than $5,000,000 or shall be zero, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and a processing and recordation fee of $3,500, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and (vi) no assignment to the Company or any Affiliate of the Company shall be permitted without the prior written consent of each Lender.  Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19, 2.22 and 10.05, as well as to any Fees accrued for its account hereunder and not yet paid)).  Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, if any, and the outstanding balances of its Standby Loans and Competitive Loans, if any, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or the financial condition of the Company or any Subsidiary or the performance or observance by any Borrower or any Subsidiary Guarantor of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Company and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders.

(f) Upon giving written notice to the Company, each Lender may without the consent of the Company or the Administrative Agent sell participations to one or more banks or other entities (other than the Company or an Affiliate of the Company, unless prior consent thereto has been given to the Company in writing by each Lender) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15, 2.19 and 2.22 to the same extent as if they were Lenders and (iv) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or changing or extending the Commitments).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers or the Subsidiary Guarantors furnished to such Lender by or on behalf of the Borrowers or the Subsidiary Guarantors; provided that, prior to any such disclosure of information designated by the Company as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information.  It is understood that confidential information relating to the Borrowers or the Subsidiary Guarantors would not ordinarily be provided in connection with assignments or participations of Competitive Loans.

(h) Any Lender may at any time assign as security all or any portion of its rights under this Agreement, including to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder.

(i) The Borrowers shall not assign or delegate any of their rights or duties hereunder, except as permitted by Section 6.03; provided that Harsco Corporation may assign its rights and duties hereunder to the New Parent pursuant to the New Parent Assignment and Assumption Agreement.

SECTION 10.05. Expenses; Indemnity.  (a)Each Borrower agrees to pay all reasonable and properly documented out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of Chadbourne & Parke LLP, counsel for the Administrative Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender.  Each Borrower further agrees that it shall indemnify the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

(b) Each Borrower agrees to indemnify the Administrative Agent, each Lender, any of their respective Affiliates that have made Loans as provided in Section 2.02(b) and the respective directors, officers, employees and agents of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether commenced by a Borrower, any of its Affiliates or any other person and whether or not any Indemnitee is a party thereto or (iv) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or its Subsidiaries, or any Environmental Liability related in any way to the Borrower or its subsidiaries; provided that the indemnity set forth in this Section 10.05(b) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses either (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or (y) resulted from the breach by such Indemnitee or any of its Affiliates of any of such person’s agreements under this Agreement or any other Loan Document (other than unintentional breaches that are corrected promptly after such Indemnitee becomes aware that it is in breach).

(c) To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in Section 10.05(b) shall be liable for any damages arising from the use by unintended or unauthorized recipients of any information or other materials distributed by it through telecommunications, electronic or other similar information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section 10.05 shall be payable on written demand therefor.

SECTION 10.06. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender (and any of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.07. Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.08. Waivers: Amendment.  (a)No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Commitment Fees of any Lender without the prior written consent of such Lender, (iii) change Section 2.17 in a manner that would alter the pro rata sharing of payments required thereby without the prior written consent of each Lender, or (iv) amend or modify the provisions of Section 2.16, release the Guarantor from its obligations under Article IX, except as contemplated by Section 8.10, release any Subsidiary

Guarantor from its obligations under the Subsidiary Guaranty, or amend or modify the provisions of this Section, the definition of “Required Lenders”, or any provision hereof which requires the consent of each Lender, without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.  Anything herein to the contrary notwithstanding, during such period that a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Defaulting Lender will not be entitled to vote in respect of amendments and waivers hereunder which are subject to the approval of the Required Lenders, and the Commitment and the outstanding Loans or other extensions of credit of such Defaulting Lender hereunder will not be taken into account in determining whether the Required Lenders have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period).

SECTION 10.09. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable on the Loan of such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

SECTION 10.10. Entire Agreement.  This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 10.11. Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

SECTION 10.12. Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Judgment Currency.  (a)The Borrowers’ obligations hereunder and under the other Loan Documents to make payments in Dollars or in any Alternative Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Borrower or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Alternative Currency Equivalent or Dollar Equivalent, in the case of any Alternative Currency or Dollars, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Alternative Currency Equivalent or Dollar Equivalent or rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 10.14. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.  Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Platform shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 10.15. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.16. Jurisdiction: Consent to Service of Process.  (a)The Company and each other Borrower that is a Domestic Subsidiary hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of, and each other Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of, any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower or its properties in the courts of any jurisdiction.

(b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan

Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.17. USA Patriot Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

SECTION 10.18. No Fiduciary Relationship.  The Borrowers agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 10.19. Confidentiality.  Each of the Administrative Agent and each Lender agrees, for the benefit of the Company and each other Borrower, to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the written consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries, provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.20. Cure of Defaulting Lender Status.  Except as otherwise provided in the definition of “Defaulting Lender”, if the Company and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Committed Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender (and such Committed Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to Commitment Fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no termination of a Lender’s status as a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date first above written.

HARSCO CORPORATION
Name: Salvadore D. Fazzolari Title: Chairman and Chief Executive Officer

CITIBANK, N.A., as Administrative Agent
Name: Kevin A. Ege Title: Authorized Signer

CITIBANK, N.A., as a Lender
Name: Kevin A. Ege Title: Authorized Signer

THE ROYAL BANK OF SCOTLAND PLC, as a Lender
Name: L. Peter Yetman Title: Senior Vice President

[SIGNATURE PAGE TO HARSCO FIVE-YEAR CREDIT AGREEMENT]

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY, as a Lender
Name: Brian McNany Title: Assistant Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
Name: Adriana D. Collins Title: Senior Vice President

ING BANK N.V., DUBLIN BRANCH, as a Lender
Name: Maruice Kenny Title: Director Name: Aidan Neill Title: Director

LLOYDS TSB BANK, PLC, as a Lender
Name: Deborah Carlson Title: Senior Vice President Name: Lana Chervonckaya Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender
Name: Brian T. Vesey Title: Vice President

US BANK N.A., as a Lender
Name: Michael P. Dickman Title: Vice President

INTESA SANPAOLO SPA, as a Lender
Name: Luca Sacchi Title: Vice President Name: Robert Wurster Title: Senior Vice President

SVENSKA HANDELSBANKEN AB, NEW YORK BRANCH, as a Lender
Name: Mark Emmett Title: Vice President Name: Anders Abelsen Title: Vice President

BANK OF CHINA, NEW YORK BRANCH, as a Lender
Name: Xiaojiang Li Title: General Manager

COMMERZBANK AG, as a Lender
Name: Robert S. Taylor Title: Senior Vice President Name: Sandy Bau Title: Assistant Treasurer

JPMORGAN CHASE BANK, N.A., as a Lender
Name: Deborah R. Winkler Title: Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender
Name: Tracey E. Sawyer-Calhoun Title: Vice President

MIZUHO CORPORATE BANK (USA), as a Lender
Name: Leon Mo Title: Senior Vice President

SOCIETE GENERALE, as a Lender
Name: Kimberly Metzger Title: Director

WELLS FARGO BANK, N.A., as a Lender
Name: James Travagline Title: Vice President

BANK OF TAIWAN, LOS ANGELES BRANCH, as a Lender
Name: Chwan-Ming Ho Title: Vice President & General Manager

NATIONAL AUSTRALIA BANK LIMITED, as a Lender
Name: Courtney A. Cloe Title: Director

CHANG HWA COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender
Name: Beverley Chen Title: Vice President & General Manager

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. LOS ANGELES BRANCH, as a Lender
Name: Chia Jang Liu Title: Senior Vice President & General Manager